# 6 Reasons Investors Love This Artist Inbox ×

MASTERWORKS

**Anthony DeSimone, Masterworks** <adesimone@masterworks.com>
to me

Hello Sam,

Sending over our latest offering featuring George Condo, a top-selling contemporary artist who's proven consistently popular on our platform.

Here are 6 important facts:

- **Top Series**: This painting is a prime example of George Condo's Drawing Paintings, a series he began in 2009 that makes up his top records at auction, varying in scale and iconography.
- **Commercial Desirability**: The Painting's subject, execution, and date are historically commercially desirable among Condo's market.
- **Auction Track Record**: Condo has a significant auction track-record with 38 years of transaction history and a high level of auction volume all-time.
- **Highly 'Liquid'**: Condo is ranked internally as our #5 most 'liquid' artist (volume of auction sales above $250k), with 156 sales of that caliber over his auction career ('86-'24), a rare feat for a living artist
- **2 Exits**: We've already exited two works by Condo, with annualized returns of 39.3% (538 days held) and 21.5% (638 days held). Past performance not indicative of future returns.
- **Apprenticed Under Warhol**: Although far below his record heights, George Condo was famously an apprentice to Andy Warhol, helping apply "diamond dust" to Warhol's world-famous prints, which can go for millions

Learn more here. View offering circular below.

Thanks,

Anthony DeSimone
—

Investor Relations
**MASTERWORKS**

www.masterworks.com
225 Liberty St. 29th Floor, New York, NY 10281